          As filed with the Securities and Exchange Commission on April 13, 2001

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         ------------------------------

                                   SCHEDULE TO
             Tender Offer Statement under Section 14(d)(1) or 13(e)
                     of the Securities Exchange Act of 1934
                               (Amendment No.___)

                            ------------------------

                            C-CUBE MICROSYSTEMS INC.
                       (Name of Subject Company--Issuer)

                            ------------------------

                            CLOVER ACQUISITION CORP.,
               a wholly owned subsidiary of LSI Logic Corporation

                              LSI LOGIC CORPORATION
                       (Name of Filing Persons--Offeror)

                            ------------------------

                                  COMMON STOCK,
                           PAR VALUE $0.001 PER SHARE
                         (Title of Class of Securities)

                            ------------------------

                                   1250INI108
                      (CUSIP Number of Class of Securities)

                            ------------------------

                              DAVID G. PURSEL, ESQ.
                              LSI LOGIC CORPORATION
                             1551 MCCARTHY BOULEVARD
                           MILPITAS, CALIFORNIA 95035
                            TELEPHONE: (408) 433-8000
      (Name, address and telephone number of person authorized to receive notices and communications on behalf of Filing Person)

                              --------------------

                                   Copies to:
                             RICHARD E. CLIMAN, ESQ.
                              KEITH A. FLAUM, ESQ.
                              JAIMEE R. KING, ESQ.
                               COOLEY GODWARD LLP
                   FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL
                        PALO ALTO, CALIFORNIA 94306-2155
                            TELEPHONE: (650) 843-5000

                            CALCULATION OF FILING FEE

================================================================================
TRANSACTION VALUATION*                     AMOUNT OF FILING FEE**
--------------------------------------------------------------------------------
$636,834,434                               $127,367
--------------------------------------------------------------------------------

* Estimated for purposes of calculating the amount of the filing fee only in accordance with Rules 0-11(d) and 0-11(a)(4) under the Securities Exchange Act of 1934, based on the product of (a) $11.58, the average of the high and low sale prices per share of C-Cube Microsystems Inc. common stock on April 9, 2001, as reported on The New York Stock Exchange and (b) the maximum number of shares of C-Cube Microsystems Inc. common stock estimated to be received by LSI Logic Corporation or cancelled pursuant to the exchange offer and subsequent merger.

** One-fiftieth of 1% of the value of the transaction.

[X] CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY RULE 0-11(a)(2)
    AND IDENTIFY THE FILING WITH WHICH THE OFFSETTING FEE WAS PREVIOUSLY PAID.

Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    AMOUNT PREVIOUSLY PAID:    $159,209               FILING PARTY:  LSI Logic Corporation
    FORM OR REGISTRATION NO.:  Form S-4               DATE FILED:    April 13, 2001

[ ] CHECK THE BOX IF THE FILING RELATES SOLELY TO PRELIMINARY COMMUNICATIONS
    MADE BEFORE THE COMMENCEMENT OF a TENDER OFFER.

    CHECK THE APPROPRIATE BOXES BELOW TO DESIGNATE ANY TRANSACTIONS TO WHICH THE STATEMENT RELATES:

[X] Third-party tender offer subject to Rule 14d-1.
[ ] Issuer tender offer subject to Rule 13e-4.
[ ] Going-private transaction subject to Rule 13e-3.
[ ] Amendment to Schedule 13D under Rule 13d-2.
[ ] CHECK THE FOLLOWING BOX IF THE FILING IS A FINAL AMENDMENT REPORTING THE
    RESULTS OF THE TENDER OFFER.

        This Tender Offer Statement on Schedule TO relates to the commencement of an offer by LSI Logic Corporation, a Delaware corporation ("LSI Logic"), through its wholly owned subsidiary, Clover Acquisition Corp., a Delaware corporation ("Purchaser"), to exchange outstanding shares of common stock, par value $0.001 per share, of C-Cube Microsystems Inc., a Delaware corporation ("C-Cube"), for shares of common stock, par value $0.01 per share ("LSI Logic Common Stock"), of LSI Logic, based on the exchange ratio described in the Prospectus referenced below (the "Offer").

        The Offer is made pursuant to an Agreement and Plan of Reorganization, dated as of March 26, 2001, among LSI Logic, Purchaser and C-Cube, which contemplates the Offer and the merger of Purchaser into C-Cube (the "Merger"). LSI Logic has filed a registration statement with the Securities and Exchange Commission on Form S-4 relating to the shares of LSI Logic Common Stock to be issued to stockholders of C-Cube in the Offer and the Merger (the "Registration Statement"). The terms and conditions of the Offer and the Merger (as may from time to time be amended, supplemented or finalized) are described in the Prospectus which is a part of the Registration Statement (the "Prospectus"), and the related Letter of Transmittal, which are Exhibits (a)(1) and (a)(2) hereto.

        All of the information in the Prospectus and the related Letter of Transmittal, and any prospectus supplement or other amendment thereto related to the Offer hereafter filed with the Securities and Exchange Commission by LSI Logic and Purchaser, is hereby incorporated by reference in answer to Items 2 through 11 of this Schedule TO.

ITEM 1. SUMMARY TERM SHEET.

        Information is disclosed to security holders in a prospectus meeting the requirements pursuant to Rule 421(d) under the Securities Act of 1933.

ITEM 12. EXHIBITS.

 EXHIBIT
  NUMBER                                DESCRIPTION
--------                                -----------
 (a)(1)     Prospectus relating to shares of LSI Logic Common Stock to be issued in the Offer and the Merger (incorporated by reference from LSI
            Logic's Registration Statement on Form S-4, filed on April 13,
            2001).

 (a)(2) Form of Letter of Transmittal (incorporated by reference from Exhibit 99.1 to LSI Logic's Registration Statement on Form S-4, filed on April 13, 2001).

 (a)(3) Form of Notice of Guaranteed Delivery (incorporated by reference from Exhibit 99.2 to LSI Logic's Registration Statement on Form S-4, filed on April 13, 2001).

 (a)(4) Form of Letter to Brokers, Dealers, etc. (incorporated by reference from Exhibit 99.3 to LSI Logic's Registration Statement on Form S-4, filed on April 13, 2001).

 (a)(5)     Form of Letter to Clients (incorporated by reference from Exhibit
            99.4 to LSI Logic's Registration Statement on Form S-4, filed on
            April 13, 2001).

 (a)(6)     Guidelines for Certification of Taxpayer Identification Number on
            Substitute Form W-9 (incorporated by reference from Exhibit 99.5 to
            LSI Logic's Registration Statement on Form S-4, filed on April 13,
            2001).

 (d)(1) Agreement and Plan of Reorganization, dated as of March 26, 2001, among LSI Logic, Purchaser and C-Cube (incorporated by reference from Annex A to the Prospectus contained in LSI Logic's Registration
            Statement on Form S-4, filed April 13, 2001).

 (d)(2)     Form of Stockholder Agreement, dated as of March 26, 2001, between
            LSI Logic and certain of C-Cube stockholders (incorporated by reference from Annex B to the Prospectus contained in LSI Logic's
            Registration Statement on Form S-4, filed April 13, 2001).

 (h)(1) Opinion of Cooley Godward LLP regarding material federal income tax consequences of the Offer and the Merger (incorporated herein by reference from Exhibit 8.1 to LSI Logic's Registration Statement on
            Form S-4, filed on April 13, 2001).

 (h)(2)     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
            Corporation, regarding material federal income tax consequences of the Offer and the Merger (incorporated herein by reference from Exhibit 8.2 to LSI Logic's Registration Statement on Form S-4, filed on April 13, 2001).

ITEM 13. INFORMATION REQUIRED BY SCHEDULE 13E-3.

        Not applicable.

SIGNATURE

        After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 13, 2001

                                            LSI LOGIC CORPORATION

                                            By: /s/ David G. Pursel
                                               ---------------------------------
                                               Name:  David G. Pursel
                                               Title: Vice President, General
                                                      Counsel and Secretary



                                            CLOVER ACQUISITION CORP.

                                            By: /s/ Bryon Look
                                               ---------------------------------
                                               Name:  Bryon Look
                                               Title: President and Chief
                                                      Financial Officer

                                    EXHIBITS

         AA
 EXHIBIT
  NUMBER                                DESCRIPTION
--------                                -----------
 (a)(1)     Prospectus relating to shares of LSI Logic Common Stock to be issued in the Offer and the Merger (incorporated by reference from LSI
            Logic's Registration Statement on Form S-4, filed on April 13,
            2001).

 (a)(2) Form of Letter of Transmittal (incorporated by reference from Exhibit 99.1 to LSI Logic's Registration Statement on Form S-4, filed on April 13, 2001).

 (a)(3) Form of Notice of Guaranteed Delivery (incorporated by reference from Exhibit 99.2 to LSI Logic's Registration Statement on Form S-4, filed on April 13, 2001).

 (a)(4) Form of Letter to Brokers, Dealers, etc. (incorporated by reference from Exhibit 99.3 to LSI Logic's Registration Statement on Form S-4, filed on April 13, 2001).

 (a)(5)     Form of Letter to Clients (incorporated by reference from Exhibit
            99.4 to LSI Logic's Registration Statement on Form S-4, filed on
            April 13, 2001).

 (a)(6)     Guidelines for Certification of Taxpayer Identification Number on
            Substitute Form W-9 (incorporated by reference from Exhibit 99.5 to
            LSI Logic's Registration Statement on Form S-4, filed on April 13,
            2001).

 (d)(1) Agreement and Plan of Reorganization, dated as of March 26, 2001, among LSI Logic, Purchaser and C-Cube (incorporated by reference from Annex A to the Prospectus contained in LSI Logic's Registration
            Statement on Form S-4, filed April 13, 2001).

 (d)(2)     Form of Stockholder Agreement, dated as of March 26, 2001, between
            LSI Logic and certain of C-Cube stockholders (incorporated by reference from Annex B to the Prospectus contained in LSI Logic's
            Registration Statement on Form S-4, filed April 13, 2001).

 (h)(1) Opinion of Cooley Godward LLP regarding material federal income tax consequences of the Offer and the Merger (incorporated herein by reference from Exhibit 8.1 to LSI Logic's Registration Statement on
            Form S-4, filed on April 13, 2001).

 (h)(2)     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
            Corporation, regarding material federal income tax consequences of the Offer and the Merger (incorporated herein by reference from Exhibit 8.2 to LSI Logic's Registration Statement on Form S-4, filed on April 13, 2001).